Exhibit 12.1

                             Del Laboratories, Inc.
                Computation of Ratio of Earnings to Fixed Charges

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

                                                      Predecessor                             Successor
                                      ----------------------------------------------------    ---------
                                                                                   Jan. 1,     Feb. 1,
                                                                                   2005 -      2005 -
                                                 Year Ended December 31,          Jan. 31,    Dec. 31,
                                      -----------------------------------------   --------    --------
                                        2001       2002       2003       2004       2005        2005
                                      --------   --------   --------   --------   --------    --------
                                                          (dollars in thousands)

Pretax income                         $ 16,162   $ 30,915   $ 32,898   $ 26,684   $(22,457)   $(33,742)
Fixed Charges (as calculated below)      8,747      6,381      6,025      5,745        426      29,728
                                      --------   --------   --------   --------   --------    --------

Earnings                              $ 24,909   $ 37,296   $ 38,923   $ 32,429   $(22,031)   $ (4,014)
                                      ========   ========   ========   ========   ========    ========


FIXED CHARGES
Interest Expense, net                 $  7,139   $  4,663   $  4,185   $  3,584   $    264    $ 27,662
Rent expense interest factor             1,608      1,718      1,840      2,161        162       2,066
                                      --------   --------   --------   --------   --------    --------

Total fixed charges                   $  8,747   $  6,381   $  6,025   $  5,745   $    426    $ 29,728
                                      ========   ========   ========   ========   ========    ========

RATIO OF EARNINGS TO FIXED CHARGES         2.8x       5.8x       6.5x       5.6x      --          --
                                      =========  =========  =========  =========  ========    ========

Deficiency                                                                        $ 22,457    $ 33,742

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